                                                                   EXHIBIT 99
                   [N-Viro International Corporation Letterhead]

NEWS RELEASE                                               FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                            J. Patrick Nicholson
                                                         Chief Executive Officer
                                                                      or
                                                                 James K. McHugh
                                                         Chief Financial Officer
                                                                  (419) 535-6374
                          N-VIRO INTERNATIONAL CORPORATION
                            REPORTS 3RD QUARTER RESULTS


Toledo, Ohio, November 13, 1998 -- N-Viro International Corporation [NASDAQ:
NVIC] reported a net loss of $232,000, or $.09 per share, for the third quarter ended September 30, 1998, compared to net income of $105,000, or $.04 per share, for the same period of 1997. The initial nine months of 1998 produced a loss of $121,000, or $.05 per share, compared to net income of $479,000 for the same period in 1997.

     Total revenues of $873,000 for the quarter ended September 30, 1998, were down 12 percent over the same period for 1997. For the nine months ended September 30, 1998, total revenues were down 5.7 percent to $2.97 million.

     According to J. Patrick Nicholson, Chairman and CEO: "We are naturally disappointed to interrupt our string of six profitable quarters, but we are working hard toward a turnaround in the fourth quarter in hopes that the Company will achieve a small profit in 1998. In the face of difficult Pacific Rim and Indian economic and political conditions, N-Viro expended additional funds for promotion, international sales, patent defense review and research and development. These increased efforts, though a burden in 1998, are expected to bear fruit in 1999 and beyond.

     "So far," Nicholson said, "1998 has produced many outstanding results for the Company:

     * The list of pending domestic and international projects where N-Viro is the primary disinfection and stabilization technology has increased significantly,

     * Increased interest of international mineral byproduct generators (e.g. ash), and the global need for biomineral products to ensure sustainable soil fertility,

     * Our animal manure pasteurization, vector reduction and metals/nutrients immobilization demonstration at the United States Department of Agricultures Beltsville, Maryland, research center is up and running with excellent, cost-effective results,

     * The appointment of Dr. Terry Logan, a well recognized leader and pioneer in the biosolids industry, as our President and Chief Operating Officer effective in July 1999 and,

     * The assertion of meaningful and challenging industry leadership by the Company, while continuing to support the concept of beneficial utilization."

     In Nicholson's opinion: "The Company is anticipating significant improvement in revenue and profitability for 1999. These earnings estimates are predicated on projected increased revenues from new domestic and international N-Viro projects treating wastewater and water treatment residuals and green wastes (N-Viro's Bio-Blend process). These projections do not include potential manure technology revenue based on the Beltsville project, which may not contribute materially to profits until at least 2000," Nicholson concluded.

     N-Viro International develops, markets and licenses the N-Viro technology used to produce N-Viro Soil-TM-. N-Viro's patented process uses mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludges and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value.


The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. Some, but not all, of the factors that could cause actual results to be different than those anticipated or predicted by the Company include: (i) a deterioration in economic conditions in general; (ii) a decrease in demand for the Company's products or services in particular; (iii) the Company's loss of a key employee or employees; (iv) regulatory changes, including changes in environmental regulations, that may have an adverse affect on the demand for the Company's products or services; (v) increases in the Company's operating expenses resulting from increased costs of labor and/or consulting services; and (vi) a failure to collect upon or otherwise secure the benefits of existing contractual commitments with third parties, including customers of the Company.


                             - Tables to Follow -

                           N-VIRO INTERNATIONAL CORPORATION
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (Unaudited)




                                   Three Months Ended Sept. 30      Nine Months Ended Sept. 30
                                   ------------------------------------------------------------
                                       1998           1997               1998           1997
                                   ------------------------------------------------------------
Revenues                           $  872,985     $  995,539       $  2,966,278    $ 3,145,698

Cost of revenues                      467,253        425,871          1,387,726      1,341,785
                                   ------------------------------------------------------------

Gross profit                          405,732        569,668          1,578,552      1,803,913

Selling, general & administrative
   expenses                           596,600        425,927          1,639,558      1,294,004
                                   ------------------------------------------------------------
Operating income (loss)              (190,868)       143,741            (61,006)       509,909

Nonoperating income (expense):
   Interest expense, net                2,185         (3,149)            (6,891)       (21,101)
   Equity in gains (losses) of
      joint venture                   (43,605)       (10,179)           (53,127)         8,361
   Miscellaneous income (exp.)           (118)       (25,247)              (118)       (18,569)
                                   ------------------------------------------------------------

Income (loss) before income tax
   (credits)                         (232,406)       105,166           (121,142)       478,600

Federal and state income tax
   (credits)                                -              -                  -              -
                                   ------------------------------------------------------------

Net income (loss)                  $ (232,406)    $  105,166       $   (121,142)   $   478,600
                                   ------------------------------------------------------------
                                   ------------------------------------------------------------

Basic and diluted earnings (loss)
   per share                       $    (0.09)    $     0.04       $      (0.05)   $      0.22
                                   ------------------------------------------------------------
                                   ------------------------------------------------------------

Weighted average common
   shares outstanding               2,469,168      2,416,826          2,459,043      2,165,674
                                   ------------------------------------------------------------
                                   ------------------------------------------------------------


                          N-VIRO INTERNATIONAL CORPORATION
                            CONSOLIDATED BALANCE SHEETS



                                                    September 30,    December 31,
                                                        1998            1997
ASSETS                                               (Unaudited)      (Audited)
                                                    -------------   -------------
Current assets
  Cash and cash equivalents                         $     273,552   $      31,677
  Securities available-for-sale                             3,551           1,401
  Trade receivables                                       842,639       1,493,427
  Other receivables                                       284,164         394,718
  Prepaid expenses and other assets                       185,309          92,060
                                                    -------------   -------------
     Total Current assets                               1,589,215       2,013,283

Property and equipment                                    538,805         561,229

Investment in joint ventures                              859,493         912,620

Deferred tax assets                                       312,000         312,000

Intangibles and other assets                              603,782         624,237
                                                    -------------   -------------
TOTAL ASSETS                                        $   3,903,295   $   4,423,369
                                                    -------------   -------------
                                                    -------------   -------------

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt              $      94,869   $     213,545
  Accounts payable                                        824,666       1,196,714
  Accrued expenses                                        222,810         183,071
                                                    -------------   -------------
     Total Current liabilities                          1,142,345       1,593,330
                                                    -------------   -------------
Long-term Debt, less current maturities                    22,147          64,742
                                                    -------------   -------------
Stockholders' equity
  Common stock, $.01 par value; authorized
     7,000,000 shares; issued 1998 2,784,733
     and 1997 2,755,733 shares                             27,848          27,558
  Additional paid-in capital                           13,453,958      13,359,552
  Retained earnings (deficit)                          (9,625,026)     (9,503,796)
                                                    -------------   -------------
                                                        3,856,780       3,883,314
  Less treasury stock, at cost, 307,250 shares          1,117,977       1,117,977
                                                    -------------   -------------
                                                        2,738,803       2,765,337
                                                    -------------   -------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY            $   3,903,295   $   4,423,369
                                                    -------------   -------------
                                                    -------------   -------------
